Exhibit 4(a)-3


                                 CERTIFICATE OF TRUST

                                          OF

                          WASHINGTON WATER POWER CAPITAL III


                    THIS CERTIFICATE OF TRUST of Washington Water Power Capital III (the "Trust"), dated as of November 4, 1996, is being duly executed and filed by the undersigned, as trustees, to create a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801, et seq.).
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                    1. Name. The name of the business trust being created hereby is Washington Water Power Capital III.

                    2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are as follows:

                                   Wilmington Trust Company
                                   Rodney Square North
                                   1100 North Market Street
                                   Wilmington, Delaware 19890

                    3. Effective Date. This Certificate of Trust shall be effective as of its filing.

                    IN WITNESS WHEREOF, the undersigned, being the only trustees of the Trust, have executed this Certificate of Trust as of the date first above written.

          WILMINGTON TRUST COMPANY,          LAWRENCE J. PIERCE,
          not in its individual capacity     not in his individual capacity
          but solely as Trustee              but solely as Regular Trustee





          By: /s/ Donald G. MacKelcan        By: /s/ Lawrence J. Pierce
              -----------------------                ----------------------
              Name: Donald G. MacKelcan
              Title: Assistant Vice President